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                                   EXHIBIT 5

               Opinion of Alston & Bird regarding the legality of
                        the securities being registered.






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                                  ALSTON&BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996





                                  June 6, 1996

National Data Corporation
National Data Plaza
Atlanta, Georgia 30329-2010

Gentlemen:

     This opinion is given in connection with the filing by National Data Corporation ("NDC") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to up to 289,377 shares (the "Shares") of the $.125 par value Common Stock of NDC (the "Common Stock") to be issued to employees and directors of C.I.S. Technologies, Inc., a subsidiary of NDC, pursuant to the Amended and Restated C.I.S. Technologies, Inc. Stock Option Plan, the Amended and Restated C.I.S. Technologies, Inc. Employee Stock Option Plan, the C.I.S. Technologies, Inc. HCC Management Stock Option Plan, the C.I.S. Technologies, Inc. 1995 Directors' Stock Option Plan and the C.I.S. Technologies, Inc. 1995 Stock Incentive Plan (the "Plans").

     We have examined such corporate records and documents as we deemed relevant and necessary to enable us to give the opinion set forth herein, including (i) the Certificate of Incorporation and Bylaws of each of NDC and CIS, as amended, (ii) the Agreement and Plan of Merger dated as of April 15, 1996 (the "Merger Agreement") with C.I.S. Technologies, Inc. ("CIS") whereby a wholly owned subisidiary of NDC merged with and into CIS and NDC agreed to assume CIS's obligations under the Plans, and (iii) resolutions of the Board of Directors of NDC authorizing and approving the consummation of the Merger Agreement. For purposes of this opinion, we assume that (i) all options have been or will be granted in accordance with the Plans and (ii) the option price per share under options granted pursuant to the Plans will, in all cases, exceed the par value of a share of Common Stock.

     Based upon the foregoing, we are of the opinion that the Shares to be issued upon the exercise of options granted under the Plans, upon receipt in full by NDC of the purchase price prescribed for each Share subject to each such option, will be duly authorized, legally issued, and fully paid and non-assessable under the Delaware General Corporation Law as in effect on this date.


                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601


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National Data Corporation
June 6, 1996
Page 2





     Neil Williams, a partner of Alston & Bird, is a director of NDC.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

                                    Sincerely yours,

                                    ALSTON & BIRD


                                    By:   /s/ B. Harvey Hill, Jr.
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